Exhibit 10.2

AMENDED RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

WIGHT INTERNATIONAL CONSTRUCTION, LLC

A Delaware Limited Liability Company

THE UNITS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS AND LAWS. THE SALE OR OTHER DISPOSITION OF SUCH UNITS IS RESTRICTED AS STATED IN THIS AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING UNITS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS UNITS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND LAWS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

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ARTICLE VIII DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS
8.1	Dissolution Triggers
8.2	Winding Up; Termination	14

ARTICLE IX BOOKS AND RECORDS		14
9.1	Books and Records
9.2	Taxable Year; Accounting Methods	14

ARTICLE X MISCELLANEOUS		15
10.1	Notices	15
10.2	Binding Effect	15
10.3	Construction	15
10.4	Entire Agreement; No Oral Agreements; Amendments to the Agreement.	15
10.5	Headings; Interpretation; Treatment of Affiliates and Permitted Transferees	16
10.6	Severability	16
10.7	Variation of Pronouns	16
10.8	Governing Law; Dispute Resolution	16
10.9	Waiver of Action for Partition	17
10.10	Counterpart Execution; Facsimile Execution	17
10. 11	Tax Matters Partner	17
10.12	Confidentiality	17

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SCHEDULES

Schedule A:	Schedule of Members

EXHIBITS

Exhibit A:	Glossary of Terms

AMENDED RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WIGHT INTERNATIONAL CONSTRUCTION, LLC

A Delaware Limited Liability Company

This Amended Restated Limited Liability Company Agreement (collectively with all schedules and exhibits hereto, as amended and/or restated from time to time, this “Agreement”) of Wight International Construction, LLC, a Delaware limited liability company agreement (the “Company”) is made and entered into as of November 16, 2016 (the “Effective Date”) by and among the Persons whose names and addresses are listed on the Schedule of Members attached hereto as Schedule A (the “Schedule of Members”). Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit A.

ARTICLE I

FORMATION

1.1 Formation: General Terms; Effective Date. The Company was formed on August 15, 2016 as a Delaware limited liability company by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware. The Persons listed on the Schedule of Members are the Members of the Company. The rights and obligations of the Members and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by law. The name of the Company shall be “Wight International Construction, LLC”. The name of the Company shall be the exclusive property of the Company, and no Member shall have any rights, commercial or otherwise, in the Company’s name or any derivation thereof. The Company’s name may be changed only by an amendment to the Certificate of Formation of the Company.

1.2 Purposes. The principal business activity and purposes of the Company is to become a subsidiary holding company of a publicly traded partnership to be known Armada Enterprises limited partnership (“Armada LP”), whose General Partner will be the Company’s Common Member and General Manager, Armada Enterprises GP, LLC, effectuated by a contribution by the Members of their Membership Interests in the Company Armada LP in exchange for limited partner interests (“LP Units”) in Armada LP (the “Contribution”). The business and purposes of the Company shall not be limited to its initial principal business activity and, unless the General otherwise determines, it shall have authority to engage in any other lawful business, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1.3 Principal Place of Business. The principal place of business of the Company shall be at such place as the General Manager may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices (within or without the State of Delaware) as the Board may designate from time to time.

1.4 Registered Agent; Registered Office. The Company’s registered agent and registered office are set forth in the Certificate of Formation and may be changed from time to time only by the Board pursuant to the provisions of the Act. It is Harvard Business Services, Inc., 16192 Coastal Highway, Lewes, DE 19958.

1.5 Commencement and Term. The Company commenced at the time and on the date appearing in the Certificate of Formation and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement and in compliance with the Act.

ARTICLE II

UNITS; CAPITAL CONTRIBUTIONS

2.1 Classes of Units: Voting.

(a) Classes of Units. All interests of the Members in distributions and other amounts specified in this Agreement, as well as the rights of the Members to vote on, consent to, or approve any matter related to the Company, shall be denominated in units of membership interests in the Company (each a “Unit” and collectively, the “Units”), and the relative rights, privileges, preferences and obligations of the Members with respect to Units shall be determined under this Agreement and the Act to the extent provided herein and therein. The number and the class of Units held by each Member shall be set forth opposite such Member’s name on the Schedule of Members. The classes of Units as of the Effective Date are as follows:

(i) the Common Units (the “Common Units”), of which there are 10,000,000 authorized as of the Effective Date, 10,000,000 of which are issued and outstanding as of the Effective Date.

(ii) the Preferred A Units (the “Preferred A Units”), of which there are 50,000,000 authorized as of the Effective Date, 50,000,000 of which are issued and outstanding as of the Effective Date. Preferred A Units shall be exchanged for Common LP Units or Subordinated LP Units in Armada LP in exchange for the Contribution of the Preferred A Units.

(iii) the Preferred B Units (the “Preferred B Units”), of which there are 100,000,000 authorized as of the Effective Date, 100,000,000 of which are issued and outstanding as of the Effective Date. The Preferred B Units were specifically designated to be issued to Yangtze River Development, Ltd. to in exchange for a convertible promissory note (“Note”) an a certain number of shares of its common stock (the “Target Assets”) as set forth in the Contribution Conveyance and Assumption Agreement dated October 3, 2016 (“YERR Contribution Agreement”). The Preferred B Units are sub-designated with a subordination provision such that the distributions they are entitled to receive distributions until the Target Assets achieve certain milestones as set forth in the Contribution Agreement. In the Contribution, Preferred B Units shall be exchanged for Acquisition Units, which are Common LP Units whose minimum quarterly distributions from Armada LP will accrue and not be paid for Three (3) years, with all cumulative arrearages paid at the end of the fourth quarter of 2019. Preferred B Units will have a liquidation preference upon dissolution of the Company such that the Preferred B Unit holders will be entitled to receive the Target Assets in a liquidation of the Company’s assets, provided however that in the event that the Company’s dissolution is triggered pursuant to section 8(c)(ii) after the Company clears the dissolution trigger set forth in 8(c)(i), the Preferred B Unit holders will be entitled to receive the Target Assets less $50 million USD worth of the YERR common calculated on the date the dissolution is triggered.

(b) Voting. The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act. Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein. Each Common Unit shall be entitled to cast one (1) vote on any matter requiring the approval of the Common Units. Preferred Units will not have any vote on Company matters unless specifically required by the Act or otherwise stated in this Agreement.

2.2 Additional Capital Contributions. Subject to Section 5.3 and except as otherwise expressly provided in this Agreement, the Board may from time to time authorize and cause the Company to issue additional Units, securities or rights convertible into Units, options or warrants to purchase Units, or any combination of the foregoing, consisting either of the classes of Units authorized hereby or as otherwise may be authorized in accordance with the terms hereof (collectively, “New Securities”), and with such rights, privileges, preferences and restrictions and other terms and conditions, and in exchange for such cash or other lawful consideration, as the Board may determine; provided, however, no Member shall have any obligation to contribute additional capital to the Company except to the extent expressly set forth in Section 3.3. Any such New Securities will be issued pursuant to subscription agreements and such other documents deemed appropriate by the Board.

2.3 Liability of Members. No Member shall be liable for any debts or losses of capital or profits of the Company or be required to guarantee the liabilities of the Company. Except as set forth in Section 2.2 (to the extent such Member exercises its participation rights), Section 2.4, or Section 3.3, no Member shall be required to contribute or lend funds to the Company.

2.4 Capital Contributions. The initial Capital Contribution (if any) and additional Capital Contribution(s) (if any) of each Member to the capital of the Company shall be set forth opposite such Member’s name under the heading “Cash Contribution” on the Schedule of Members and in the Company’s books and records.

2.5 Capital Accounts.

(a) A separate capital account (each a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 2.5 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1) to reflect revaluations of Company property or issuances of additional interests in the Company, or at any other time when such an adjustment would otherwise be permitted under such Treasury Regulations, the Company, at the direction of the Board, may so adjust the Capital Accounts of the Members. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, (i) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704 -1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as Section 704(c) allocations are made under Section 4.3 of this Agreement, and (iii) the amount of upward and/or downward adjustments to the book value of the Company property shalt be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article IV. In the event that Section 704(c) of the Code applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704 -1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. No Member shall have any obligation to restore any portion of any deficit balance in such Member’s Capital Account, whether upon liquidation of its Units, liquidation of the Company or otherwise.

(b) As of the Effective Date, each Member’s Capital Account is reflected opposite such Member’s name under the heading “Capital Account” on the Schedule of Members.

(c) Except as otherwise expressly provided in this Agreement, (i) no Member shall be entitled to withdraw or receive any part of its Capital Account or receive any distribution with respect to its Units, (ii) no Member shall be entitled to receive any interest on its Capital Account or Capital Contributions, (iii) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and distributions with respect to its Units, (iv) no Member shall have any right or power to demand or receive any property or cash from the Company and (v) no Member shall have priority over any other Member as to the return of its Capital Contributions.

ARTICLE III

DISTRIBUTIONS

3.1 Non-Liquidating Distributions. Except as limited by the Act or as provided subsequently in Section 3.2 and Section 3.4 below, all funds and assets of the Company which are determined by the General Manager to be available for distribution shall be distributed as the General Manager shall determine subject to this Agreement including but not limited to section 2.1.a.

3.2 Distributions Upon Liquidation or a Deemed Liquidation Event.

(a) Upon a Liquidation or a Deemed Liquidation Event, after payment of, or other adequate provision for, the debts and obligations of the Company, including the expenses of its liquidation and dissolution or other transaction expenses, the Company shall first distribute the Target Assets to the Preferred B Units holders pursuant to section 2.1(a)(iii) and then the net proceeds or assets available for distribution, whether in cash or in other property (“Net Liquidation Proceeds”), to the holders of the Preferred A and Common Units pro rata in proportion to the number of Units held by such holders.

(b) A “Deemed Liquidation Event” shall mean (a) any merger, consolidation, recapitalization, sale or transfer of Units or other transaction or series of transactions in which the Members and their Permitted Transferees immediately prior to such transaction do not own a majority of the equity of the surviving entity after the closing of such transaction (other than the issuance of equity securities by the Company in connection with a transaction where the principal business purpose is raising capital), or (b) a sale or disposition of all or substantially all of the Company’s assets to any Person.

3.3 Withholding. If any federal, foreign, state or local jurisdiction requires the Company to withhold taxes or other amounts with respect to any Member’s allocable share of taxable income or any items thereof, or with respect to distributions, the Company shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Member for whom the Company has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.

If it is anticipated that, at the due date of the Company’s withholding obligation, the Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the Company the amount of such shortfall within thirty (30) days after notice by the Company. If a Member fails to make the required payment when due hereunder, and the Company nevertheless pays the withholding, in addition to the Company’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Company to such Member bearing interest at the Default Rate, and the Company shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

3.4 Tax Distributions. Within ninety (90) days after the end of each calendar year, to the extent of any available cash on hand, the Company shall distribute to each Member (any such distribution, a “Tax Distribution”) an amount such that total distributions under Sections 3.1, 3.2 and 3.4 to such Member with respect to the calendar year recently ended are at least equal to the assumed federal, state and local income tax liability (such liability, a “Tax Liability”) incurred by such Member with respect to such Member’s distributive share of the Company’s taxable net income for such taxable year. For purposes of the computation required by this Section 3.4, the taxable net income for a taxable year allocated to each Member shall be deemed to be reduced by any prior net loss allocated to such Member that was not previously taken into account under this sentence. Capital losses included in any such prior net losses shall be included in the computation only to the extent of subsequent capital gains. In calculating the amount of each Tax Distribution, the Company shall assume that each Member is taxable at the highest combined effective federal and state income tax rate applicable to individuals under the Code and the laws of the state in which any Member of the Company resides or where the Company does business and which state has highest effective state income tax rate of all of the states in which any Members of the Company reside or where the Company does business, giving effect to the different tax rates attributable to different types of income earned by the Company, and the deductibility of state taxes for federal income tax purposes. Any Tax Distribution shall be treated as an advance on the Member’s rights to distributions under Sections 3.1 and 3.2, and shall reduce the amount of the first such distributions on a dollar-for-dollar basis. To the extent of available cash on hand, the Company may make advance Tax Distributions on a quarterly basis in the amounts estimated by the Board of Directors to represent the Members’ liabilities for quarterly estimated taxes. Any such advance Tax Distributions shall similarly reduce the Members’ rights to distributions under Sections 3.1 and 3.2 (and to the amount of the annual distribution under this Section 3.4). If, as of the end of a taxable year, the aggregate advance Tax Distributions paid to a Member with respect to the Member’s Tax Liability for such taxable year exceed the aggregate amount of Tax Distributions to which the Member is entitled for such taxable year, the Member shall promptly refund such excess to the Company and any such refunded amount shall be treated as if it were never distributed.

ARTICLE IV

ALLOCATIONS

4.1 Allocations. Subject to Section 4.2, net income or net loss (or any items thereof) for each taxable year shall be allocated among the Members in such amounts and ratios as may be necessary to cause the Members’ Capital Account balances (determined after crediting to each Member’s Capital Account any amount that such member is deemed obligated to restore under Treasury Regulations Section 1.704-2) to be as nearly equal to their Target Balances as possible. The General Manager in its sole discretion may allocated any company losses to the Common Members.

4.2 Qualified Income Offset, etc. To the extent the allocation provisions of Section 4.1 would not comply with the Treasury Regulations under Section 704(b) of the Code, there is hereby included in this Agreement such special allocation provisions governing the allocation of income, gain, loss, deduction and credit (prior to making the remaining allocations in conformity with Section 4.1) as may be necessary to provide herein a so-called “qualified income offset,” and ensure that this Agreement complies with all provisions, including “minimum gain” provisions, relating to the allocation of so-called “nonrecourse deductions” and “partner nonrecourse deductions” and the charge back thereof as are required to comply with the Treasury Regulations under Section 704 of the Code. In particular, so-called “nonrecourse deductions” and “excess nonrecourse liabilities,” as defined in the Treasury Regulations under Sections 704 and 752 of the Code, shall be allocated to the Members in proportion to the ratios in which they would share distributions under Section 3.1 if all distributions were made pursuant to such section.

4.3 Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury regulations thereunder, items of depreciation, amortization, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value, with such allocation to be made by the Board in accordance with Section 4.5 and the Treasury regulations. Such allocations are referred to herein as “Section 704(c) Allocations”.

4.4 Allocations for Tax Purposes. Subject to Sections 2.5(a) and 4.3, items of income, gain, deduction and loss for federal income tax purposes shall be allocated in the same manner as the corresponding items are allocated for book purposes pursuant to this Article IV.

4.5 Tax Elections. Any elections or other decisions relating to tax matters shall be made by the General Manager in any manner that reasonably reflects the purpose and intention of this Agreement.

ARTICLE V

MANAGEMENT AND GOVERNANCE

5.1 Management by General Manager; Specific Acts Authorized; Delegation of Authority by the General Manager.

(a) General Authority of the General Manager; Size. The business, property and affairs of the Company shall be managed by a General Manager (the “General Manager”). The Voting Members shall by an Affirmative Vote elect a General Manager to manage the business, property, and affairs of the Company. The General Manager shall serve until removed by a majority of the Voting Members or voluntarily resigns. Armada Enterprises GP, LLC is the currently appointed General Manger. Subject to Section 5.3 and except as otherwise required by the Act, the General Manager shall have authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to supervise, direct and control the actions of the Officers and to perform any and all other actions customary or incident to the management of the Company’s business, property and affairs, provided however that the Company may not transfer or encumber the Target Assets without approval from the Preferred B Unit Holders. The Members shall have no power to participate in the management of the Company or to vote on any matter, except for the limitations as set forth in this section 5.1(a), or as may be required under a non-waivable provision of the Act.

(b) General Manager Action by Written Consent. Any action that is permitted or required to be taken by the General Manager may be taken or ratified by written consent setting forth the specific action to be taken.

(c) Limitation of Liability; Fiduciary Duties.

(1) No Manager shall be obligated personally for any debt, obligation or liability of the Company or of any Member, whether arising in contract, tort or otherwise, by reason of being or acting as Manager of the Company. No Manager shall be personally liable to the Company or its Members for any action undertaken or omitted in good faith reliance upon the provisions of this Agreement unless the acts or omissions of the Manager were not in good faith or involved criminal activity, willful misconduct, fraud, or a knowing violation or breach of this Agreement; provided, however, that each Manager shall owe, and shall act in a manner consistent with, fiduciary duties to the Company and its Members of the nature, and to the same extent, as those owed by directors of a Delaware corporation.

5.2 Officers.

(a) Enumeration. Except as otherwise provided herein, the General Manager may appoint one or more directors (each a “Director” and, collectively, the “Directors”) or officers of the Company (each an “Officer” and, collectively, the “Officers”), which shall consist of a Chief Executive Officer and President, and a Treasurer and a Secretary, and which may consist of such other Officers, including a Chairman of the Board, Chief Operating Officer, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Chairman may determine. If authorized by a resolution of the General Manager, the Chief Executive Officer may be empowered to appoint from time to time Assistant Secretaries and Assistant Treasurers.

(b) Election. The President, Chief Executive Officer, Treasurer and Secretary, if any, shall be elected annually by the General Manager at their first meeting. Other Officers may be chosen by the General Manager at such meeting or at any other meeting.

(c) Qualification. An Officer need not be a Member or Manager. Any number of offices may be held by the same Person.

(d) Tenure. Except as otherwise provided by the Act or by this Agreement and unless otherwise specified in the vote appointing him or her, each of the Officers shall hold office until his or her successor is elected or until his or her earlier resignation or removal. Any Officer may resign by delivering his or her written resignation to the Company or to the Chief Executive Officer or Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the occurrence of some other event.

(e) Removal. Any Officer elected or appointed by the General Manager or by the Chief Executive Officer may be removed at any time by the General Manager, except that any Officer appointed by the Chief Executive Officer may also be removed at any time by the Chief Executive Officer.

(f) Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the General Manager.

(g) Chief Executive Officer and President. The Chief Executive Officer and President, subject to the direction of the Board, shall have general supervision and control of the Company’s business. Unless otherwise provided by the Board, he or she shall preside, when present, at all meetings of the Members. Any action taken by the Chief Executive Officer, and the signature of the Chief Executive Officer on any agreement, contract, instrument or other document on behalf of the Company shall, with respect to any third-party, be sufficient to bind the Company and shall conclusively evidence the authority of the Chief Executive Officer and the Company with respect thereto. The Chief Executive Officer and President shall initially be George Wight.

(h) Treasurer. The Treasurer shall have custody of all funds, securities, and valuable documents of the Company and shall have general charge of the financial affairs of the Company. The Treasurer shall initially be Wade Senti.

(i) Secretary; Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the Board in books kept for that purpose. In his or her absence from any such meeting an Assistant Secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have such other duties and powers as may be designated from time to time by the Board, the President or the Chief Executive Officer. The Secretary shall initially be Wade Senti.

(j) Other Powers and Duties. Subject to this Agreement, each officer of the Company shall have, in addition to the duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board.

5.3 Certain Approval Rights. Notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of the Requisite Members, the Company shall not directly, or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise:

(a) Amendment of Organizational Documents. Amend or modify this Agreement or the Certificate of Formation or the Company’s form of existence in any manner.

(b) Liquidation. Liquidate, dissolve, effect a recapitalization or reorganization in any form of transaction, commence a voluntary case under the U.S. bankruptcy code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consent to the entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, under any such law, consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or make a general assignment for the benefit of creditors.

(c) IPO or Sale Transactions. Effect any IPO or any Sale Transaction.

(d) Actions relating to the foregoing. Enter into any agreement or otherwise obligate the Company or any Subsidiary to do any of the foregoing.

5.4 Conversion to Corporation; Registration.

(a) In the event that at any time after the Effective Date the Board and the Requisite Members shall determine that it shall facilitate an offering of equity interests in the Company or a successor through an IPO or for any other purpose approved by the Board, in the Board’s sole discretion, then the Board shall have the power to cause the Company to be reorganized as a corporation under the General Corporation Law of the State of Delaware (or such other state as is approved by the Board) by incorporation, merger, contribution or other permissible manner (a “Conversion”), and the Members shall cooperate in good faith to effectuate such Conversion and, if applicable, public offering, including without limitation, taking such actions as are necessary or appropriate to cause, including (i) dissolving the Company, creating one or more Subsidiaries of the newly formed corporation and transferring to such Subsidiaries any or all of the assets of the Company (including by merger) or (ii) causing the Members to, and the Members agree to, exchange their Units for shares of the newly formed corporation.

(b) The Members shall receive, in exchange for their respective Units, shares of capital stock of such corporation or its Subsidiaries having the same relative economic interest and other rights and obligations in such corporation or its Subsidiaries as is set forth in this Agreement, subject to any modifications deemed appropriate by the Board with the consent of the Requisite Members as a result of the conversion to corporation form. Without limiting the generality of the foregoing, in the event of a transfer of the Units to a newly-formed corporation, the Members shall receive, in exchange for their Units, shares of capital stock of the corporation as if such transfer were a Deemed Liquidation Event in exchange for capital stock of such corporation and giving effect to the terms of Section 3.2. In connection with any such Conversion, such resulting corporation and the Members shall enter into a stockholders’ agreement providing for such terms and conditions as are necessary for the provisions of this Agreement to continue to apply to such resulting corporation, the stockholders of such resulting corporation and the capital stock of such resulting corporation, including, but not limited to, an agreement to vote all shares of capital stock held by such stockholders to elect the board of directors of such resulting corporation in accordance with the substance of Section 5.1, subject to such changes as deemed appropriate by the Board.

(c) The Members hereby agree to cause any such Conversion to be structured, to the extent reasonably achievable, to maximize the ability of the Members to aggregate (or “tack”) the period during which they hold their Units together with the period during which they hold shares of capital stock of the resulting corporation for purposes of the United States securities laws, including Rule 144 under the Securities Act.

5.5 Market Stand-Off. Each Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to an IPO and ending on the date specified by the Company or its successor and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any Financial Industry Regulatory Authority rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or its successor or any securities convertible into or exercisable or exchangeable for such capital stock held immediately prior to the effectiveness of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such capital stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock or other securities, in c ash or otherwise (the “Market Stand-Off”). The foregoing provisions of this Section 5.5 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Members if all officers, directors and significant stockholders (as determined by the underwriter of the IPO) of the Company or its successor enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5.5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Member further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5.5 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Members subject to such agreements pro rata based on the number of shares subject to such agreements. In order to enforce the foregoing covenant, the Company or its successor may impose stop-transfer instructions with respect to the common stock of each Member (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

ARTICLE VI

TRANSFER OF INTERESTS

6.1 In General. Except as otherwise set forth in this Article VI, a Member may not effect a Transfer of all or any portion of its Units, unless such Transfer complies with the applicable provisions of this Article VI. Any Transfer that does not comply with this Article VI shall be void ab initio and of no force or effect. The terms and conditions on this Article VI shall terminate and be of no further force or effect immediately before consummation of an 1PO or a Deemed Liquidation Event.

6.2 Limited Exception For Transfers of Units.

(a) Certain Permitted Transfers. Subject to any other restrictions contained in any agreement between the Company and such Member, each Member may effect a Voluntary Transfer to one or more Permitted Transferees of all or a portion of the Units owned by such Member; provided that in each case the Permitted Transferee shall have become a Member in accordance with Section 6.3 and all Units so Transferred shall continue to be subject to all provisions of this Agreement as if such Units were still held by such Member; and provided further, that no further Transfer shall thereafter be permitted hereunder except (i) by the Permitted Transferee back to the transferring Member or (ii) to another Permitted Transferee of such Member in compliance with this Article VI.

(b) Right of First Refusal. Each Member agrees that at least thirty (30) days prior to making any Voluntary Transfer of any Units (other than Transfers effected pursuant to Section 6.2(a) Transfers in connection with a Sale Transaction and the forfeiture or repurchase of unvested Units by the Company in connection with the termination of the holder’s employment or other service relationship with the Company), the Member proposing to effect a Voluntary Transfer (a “Selling Member”) shall deliver a written notice (a “Offer Notice”) to the Company and the Founding Members. The Offer Notice shall disclose in reasonable detail the proposed number and class of Units to be transferred and the proposed terms (including price and whether paid in one lump sum or in installments) and conditions of the Transfer (the “Minimum Sale Terms”). First, the Company, upon the approval of the Board, may elect to purchase up to all of the Selling Member’s Units specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Selling Member and the Founding Members as soon as practical but in any event within ten (10) days after the delivery of the Offer Notice. If the Company has not elected to purchase all of the Selling Member’s Units within such ten (10) day period, the Founding Members may elect to purchase all of such Selling Member’s Units not purchased by the Company (the “Remaining Units”) at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Selling Member as soon as practical, but in any event within thirty (30) days after delivery of the Offer Natice. If the Founding Members have, in the aggregate, elected to purchase more than the number of the Remaining Units, the Remaining Units shall be allocated among the Founding Members electing to purchase Remaining Units according to a percentage interest equal to, with respect to each Founding Member electing to purchase Remaining Units, (x) the number of Units held by each such Founding Member electing to purchase Remaining Units divided by (y) the total number of Units held by all Founding Members electing to purchase Remaining Units. If the Company and/or any Founding Members have elected to purchase Selling Member’s Units from the Selling Member, the Transfer of such shares shall be consummated as soon as practical after the delivery of the election notices, but in any event within sixty (60) days after the delivery of the Offer Notice to the Company and the Founding Members. To the extent the Company and the Founding Members have not elected to purchase all of the Selling Member’s Units being offered, the Selling Member may, within one hundred twenty (120) days after the delivery of the Offer Notice to the Company and the Founding Members and, to the extent applicable, Transfer such Selling Member’s Units not elected to be purchased by the Company and the Founding Members to one (1) or more third-parties at a price(s) no less than the price(s) per share specified in the Offer Notice and on other terms no more favorable to the transferees than offered to the Company and the Founding Members in the Offer Notice. The purchase price(s) specified in any Offer Notice shall be payable solely in cash at the closing of the transaction or in installments over time.

(c) Effect of Non-Compliance. Any attempted Transfer not permitted by and in compliance with this Section 6.2 shall be null and void, and the Company shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, and the Member attempting such Transfer shall have breached this Agreement for which the Company and the shall have all remedies available for breach of contract.

6.3 Admission as a Member. No Transfer of Units shall be effective and no Person taking or acquiring, by whatever means, all or any portion of an Units shall be admitted as a Member unless (in addition to the requirements of Section 6.2) such proposed Transfer complies with each of the following provisions:

(a) Prior Notice. In the case of a Voluntary Transfer, the Member proposing to effect a Voluntary Transfer delivers a notice to the Company at least ten (10) days prior to any proposed Voluntary Transfer of Units otherwise permitted pursuant to Section 6.2;

(b) Securities Law Compliance. in the case of either a Voluntary Transfer or an Involuntary Transfer, either (i) the Units are registered under the Securities Act and the rules and regulations thereunder, and any applicable state securities laws; or (ii) the Company and its counsel determine that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction;

(c) Termination. In the case of either a Voluntary Transfer or an Involuntary Transfer, the Transfer will not (i) result in the taxation of the Company as an association taxable as a corporation or otherwise subject the Company to entity-level taxation for federal income tax purposes or (ii) affect the Company’s existence or qualification as a limited liability company under the Act;

(d) LLC Agreement. Such proposed transferee agrees to become a Member by executing and delivering a joinder to this Agreement; and

(e) Assignment. Such Member and its proposed transferee execute, acknowledge, and deliver to the Company a written assignment of the Units in such form as may be required by the Board.

The Board shall amend the Schedule of Members from time to time to reflect the admission of Members pursuant to this Section 6.3.

6.4 Distributions and Allocations With Respect to Transferred Units. If any Units are transferred (by Voluntary Transfer or Involuntary Transfer) during any Fiscal Year in compliance with the provisions of this Article VI, then (i) allocations of net income and net loss with respect to the Units for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code Section 706(d) using any conventions permitted by the Code and selected by the transferor and transferee in connection with the transfer and approved by the Board; (ii) all distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account and other similar items of the transferor to the extent related to the transferred Units. Solely for purposes of making the allocations and distributions, the Company shall recognize such transfer not later than the end of the calendar month during which the Company receives notice of such transfer and all of the conditions in Section 6.2 are satisfied. If the Company does not receive a notice stating the date the Units were transferred and such other information as the Company may reasonably require within thirty (30) days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the Company on the last day of the Fiscal Year during which the transfer occurs, was the owner of the Units. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section, 6.4, whether or not such Person had knowledge of any transfer of ownership of any Units. Any Member proposing to transfer all or a portion of any interest in the Company (or the transferee of such interest) shall be required to pay the Company’s reasonable out-of-pocket costs incurred in connection with the proposed transfer, including any additional accounting, tax preparation or other administrative expenses incurred (or to be incurred) by the Company as a result of any tax basis adjustments under Code Section 743.

ARTICLE VII

CESSATION OF MEMBERSHIP

7.1 When Membership Ceases. A Person who is a Member shall cease to be a Member upon the Voluntary Transfer or Involuntary Transfer of such Member’s Units as permitted under this Agreement. A Member is not entitled to withdraw voluntarily from the Company while such Member owns Units.

7.2 Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate shall become Members of the deceased Member only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become members of the dissolved Member only upon compliance with the conditions of this Agreement.

7.3 Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in Section 7.1 above, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the Company and, with respect to any Units owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described above.

ARTICLE VIII

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

8.1 Dissolution Triggers. The Company shall dissolve upon the first occurrence of the following events:

(a) The determination by the Board and the Requisite Members that the Company should be dissolved;

(b) The entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act; or

(c) In the event that:

(i) within 60 days of the contribution of the 50,000,000 shares of YERR common stock, the Common Member does not close its $500 million USD of committed financing, with an allocation of $50 million USD to the Preferred B Member (to be held by the Preferred B Member for the purposes of its NASDAQ up-listing and then when no longer needed for such purpose used for construction of the Project) and an additional $150 million USD to be held in escrow to be disbursed for construction of the Project in 2017, or otherwise procure such funds for the Preferred Member; or

(ii) by September 30, 2017, the Contribution has not occurred and the Company has not obtained the financing it is required to obtain in the YERR Contribution Agreement.

8.2 Winding Up; Termination. Upon a dissolution of the Company, the Board, or, if there are no members of the Board, a court appointed liquidating trustee, shall take full account of the Company’s assets and liabilities and wind up the affairs of the Company. In liquidation of the Company’s assets, the liquidation preference for the Preferred B Unit may be met with in-kind distributions. The Persons charged with winding up the Company shall settle and close the Company’s business, and dispose of and convey the Company’s non-cash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the Company’s assets.

ARTICLE IX

BOOKS AND RECORDS

9.1 Books and Records. The Company shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company as well as the other information required by the Act.

9.2 Taxable Year; Accounting Methods. The Company’s taxable year shall be the year required by the Code. The Company shall report its income for income tax purposes using such method of accounting selected by the Board and permitted by law.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows: if to the Company or the Board, to the Company’s principal office address as set forth on the signature page to this Agreement (with a copy to each Manager), or to such other address as may be specified from time to time by notice to the Members; if to a Member, to the Member’s address as set forth on the Schedule of Members, or to such other address as may be specified from time to time by notice to the Members; if to a Manager, to the address of such Manager as set forth in the records of the Company (with a copy to the Member entitled to designate such Manager), or to such other address as such Manager may specify from time to time by notice to the Members. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date and time of actual receipt.

10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives, and permitted successors, transferees, and assigns.

10.3 Construction. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

10.4 Entire Agreement: No Oral Agreements; Amendments to the Agreement. This Agreement, constitutes the entire agreement among the Members with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. Any provision of this Agreement may be amended or waived by the written consent of the Requisite Members. Any amendment adopted consistent with the provisions of this Section 10.4 shall be binding on all Members without the necessity of their execution of the amendment or an y other instrument. Notwithstanding anything contained in this Agreement to the contrary, the Board shall be permitted to update Schedule A to reflect (i) Transfers of Units and the admission of new Members made in accordance with the terms and conditions of this Agreement and (ii) the forfeiture or repurchase by the Company of Units upon termination of the holder’s employment or other service relationship with the Company; and no such update to Schedule A made in accordance with this sentence shall be deemed to be an amendment to this Agreement requiring the written consent of the Requisite Members.

10.5 Headings; Interpretation; Treatment of Affiliates and Permitted Transferees.

(a) The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section”, “Schedule” or “Exhibit” shall be deemed to refer to a section of this Agreement or Schedule or Exhibit to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, then (a) such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement and (b) the parties agree to negotiate in good faith to draft a new legal and enforceable provision that to the maximum extent possible under applicable law comports with the original intent of the parties and maintains the economic and other terms to which the parties originally agreed.

10.7 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

10.8 Governing Law; Dispute Resolution. The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of the Members. Except as provided below, any dispute arising out of or relating to this Agreement shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitration shalt take place in the state in which the Company’s principal office is then located.

(a) The arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three (3) depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages.

(b) The Company and each of the Members (each, a “Party”) covenants and agrees that such Party will participate in the arbitration in good faith. This Section 10.8(b) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(c) Each Party (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

10.9 Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

10.10 Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the Company and/or the other Members by facsimile or other electronic transmission and such facsimile or other electronic execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions, electronic executions or a combination of the foregoing, shall be construed together and shall constitute one and the same agreement.

10.11 Tax Matters Partner. Armada Enterprises GP, LLC shall be the “tax matters partner” of the Company within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”), and shall serve as the Tax Matters Member of the Company until a successor is duly designated by the Board. The Company shall reimburse the Tax Matters Member for its reasonable expenses in connection with the performance of its duties hereunder. The Tax Matters Member shall act at the direction of the Board in taking, or refraining to take, any action in its capacity as Tax Matters Member, and shall not take any action in its capacity as such without the consent of the Board.

10.12 Confidentiality. Each Member covenants and agrees that: (a) it, he or she will not disclose or make use of any Trade Secrets or Confidential Information of the Company other than as necessary in connection with the performance of his or her duties as an employee of, or consultant to, the Company; and (b) it, he or she shall not, directly or indirectly, transmit or disclose any Trade Secret or Confidential Information of the Company to any person and shall not make use of any such Trade Secret or Confidential Information, directly or indirectly, for, as applicable, himself, herself or others, without the prior written consent of the Company, except for a disclosure that is required by any law, order or legal process, in which case such Holder shall provide the Company prior written notice of such requirement as promptly as practicable so that the Company may contest such disclosure. To the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit the Company’s rights or remedies thereunder and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating a legal right of the Company.

Signatures Appear On Following Page

IN WITNESS WHEREOF, the Members have executed this Agreement on the following execution pages, to be effective as of the Effective Date.

MEMBERS

Common Members

Armada Enterprises GP, LLC

By:	/s/ George Wight
Name:	George Wight
Title:	Manager

Preferred A Members

Kage Global Trust

By:	/s/ George Wight
Name:	George Wight
Title:	Trustee

BSF I, LLC

By:	/s/ Wade Senti
Name:	Wade Senti
Title:	Manager

George Wight XI Trust

By:	/s/ George Wight
Name:	George Wight
Title:	Trustee

Garret Wight Trust

By:	/s/ George Wight
Name:	George Wight
Title:	Trustee

Preferred B Members
Yangtze River Development, Ltd.
By:
Name:
Title:

SCHEDULE A

Schedule of Members

Common Member	Common Units	Capital Account	Issue Date

Armada Enterprises GP, LLC	10,000,000	$2.00	August 29, 2016

Preferred A Member	Preferred A Units	Capital Account	Issue Date

KAGE Global Trust, LLC	41,250,000	$80.85	August 29, 2016
BSF I, LLC	3,750,000	$7.35	August 29, 2016
George Wight XI Trust	2,500,000	$4.90	August 29, 2016
Garret Wight Trust	2,500,000	$4.90	August 29, 2016

Preferred B Member	Preferred B Units	Capital Account	Issue Date

Yangtze River Development, Ltd.	100,000,000	TBD based upon valuation of contributed assets	November 16, 2016

EXHIBIT A

Glossary of Terms

Capitalized words and phrases used in this Agreement are defined below.

“Act” shall mean the Delaware Limited Liability Company Act (or any corresponding provisions of succeeding law).

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Board” shall have the meaning set forth in Section 5.1(a).

“Capital Account” shall have the meaning set forth in Section 2.5(a).

“Capital Contribution” shall mean with respect to any Member, the amount of money and the fair market value of any property contributed to the Company with respect to the Units of such Member.

“Certificate of Formation” shall mean the certificate of formation required to be filed by the Company pursuant to the Act together with any amendments thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor federal revenue law.

“Common Units” shall have the meaning set forth in Section 2.1(a).

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Confidential Information” shall mean all information regarding the Company, the Company’s activities, the Company’s business, clients or customers that is not generally known to persons not employed by the Company and that is not generally disclosed by the Company’s practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret, and shall include, but is not limited to, sales and marketing techniques and plans, production techniques, purchase information, prices, billing information, financial plans and data concerning the Company, clients or customers (including, but not limited to client or customer lists), and management planning information. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or contractual right of the Company or (ii) otherwise becomes available to a third-party and such third-party has no knowledge that such disclosure violated any Company right of confidentiality.

“Contribution” as defined in section 1.2, means the contribution by the Members of their Membership Units to Armada Enterprises LP in exchange for LP Units.

“Conversion” shall have the meaning set forth in Section 5.4(a).

“Deemed Liquidation Event” shall have the meaning set forth in Section 3.2(b).

“Default Rate” shall mean a per annum rate of interest equal to the greater of (i) Prime Rate plus 100 basis points or (ii) 8%, but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Effective Date” shall have the meaning set forth in the introductory paragraph hereto.

“Fiscal Year” shall be the Company’s taxable year, as described in Section 9.2.

“Founding Members” means the Common Members and the Preferred A Unit holders.

“Common Members” shall mean Armada Enterprises GP, LLC, so long as such Person is a Member.

“Involuntary Transfer” shall mean the involuntary transfer of all or any portion of Units by way of intestacy, will, bankruptcy, receivership, levy, execution, charging order or other similar seizure by legal process.

“IPO” shall mean the sale of shares of capital stock following conversion of the Company to a corporation as contemplated in Section 5.4, in a firm commitment underwritten public offering pursuant to an effective registration under the Securities Act.

“J.A.M.S. Rules” shall have the meaning set forth in Section 10.8.

“Liquidation” shall mean any liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

“LP Unit” shall mean limited partner interests in Armada Enterprises, LP, which may be issued as Common LP Units, Subordinated LP Units or Acquisition Units, which are Common LP Units with “unvested” distributions.

“General Manager” shall have the meaning set forth in Section 5.1(a).

“Market Stand-Off" shall have the meaning as set forth in Section 5 5.

“Members” shall refer collectively to the Persons listed on the Schedule of Members as Members and to any other Persons who are admitted to the Company as Members or who become Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement. “Member” shall mean any one of the Members.

“Membership Units” means the Common Units. the Preferred A Units and the Preferred B Units.

“Minimum Sale Terms” shall have the meaning set forth in Section 6.2(b).

“Net Liquidation Proceeds” shall have the meaning set forth in Section 3.2(a).

“New Securities” shall have the meaning set forth in Section 2.2.

“Offer Notice” shall have the meaning as set forth in Section 6.2(b).

“Officers” shall have the meaning set forth in Section 5.2(a).

“Permitted Transferee” shall mean: (i) the estate, personal representative or executor, or any parent, spouse, child or sibling of such Member and (ii) any trust for the exclusive benefit of any of the Persons set forth in clause (i) or (iii), or a corporation, limited partnership, limited liability company or other entity all of the equity interests of which are owned by the Member or any of the Persons set forth in clause (i) or clause (ii).

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Party” shall have the meaning as set forth in Section 10.8(b).

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Preferred B Member” means Yangtze River Development Ltd.

“Remaining Units” shall have the meaning as set forth in Section 6.2(b).

“Requisite Members” shall mean the holders of a majority of the Common Units then issued and outstanding, voting together as a separate class.

“Sale Transaction” means (i) any transaction or series of related transactions pursuant to which any Person or group of Persons acting in concert (other than any Person who is a Member or a Permitted Transferee as of the Effective Date), together with such Person’s or group of Persons’ Affiliates, (i) acquire(s) more than fifty percent (50%) of the Units of the Company (other than the issuance of equity securities by the Company in connection with a transaction where the principal business purpose is raising capital), or (ii) the sale of all, or substantially all, of the Company’s and/or its Subsidiaries’ assets determined on a consolidated basis.

“Schedule of Members” shall have the meaning set forth in the introductory paragraph hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member” shall have the meaning set forth in Section 6.2(b).

“Target Balance” shall mean with respect to each Member, as of the close of any period for which allocations are made under Article IV, the amount such Member would receive in a hypothetical liquidation of the Company as of the close of such period, assuming for purposes of such hypothetical liquidation that (i) all of the assets of the Company are sold at prices equal to their then book values (as maintained by the Company for purposes of, and pursuant to, Section 2.5(a) and the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)), and (ii) all of the cash of the Company is distributed pursuant to Sections 3.1 and 3.2, as applicable (but in the case of such distributions pursuant to Section 3.2, after the payment of all Company liabilities, limited in the case of nonrecourse liabilities to the collateral securing or otherwise available to satisfy such liabilities).

“Tax Distribution” shall have the meaning set forth in Section 3.4.

“Tax Liability” shall have the meaning set forth in Section 3.4.

“Tax Matters Member” shall have the meaning set forth in Section 10.11.

“Trade Secret” means all secret, proprietary or confidential information regarding the Company or the Company’s activities, including any and all information not generally known to, or ascertainable by, persons not employed by the Company, the disclosure or knowledge of which would permit those persons to derive actual or potential material economic value therefrom or to cause material economic or financial harm to the Company and shall include, but not be limited to, customer lists, pricing information, customer and supplier contacts, technical information regarding Company processes, services and process and service development, information concerning Company methods, current development and expansion or contraction plans of the Company, information concerning the legal affairs of the Company and information concerning the financial affairs of the Company. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right or privilege of the Company. This definition shall not limit any definition of “trade secrets” or any equivalent term under state or federal law.

“Transfer” shall mean a Voluntary Transfer or an Involuntary Transfer.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” shall have the meaning set forth in Section 2.1(a).

“Voluntary Transfer” shall mean any direct or indirect voluntary sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition, with or without consideration, or otherwise of all or any portion of any Units.

“Voting Members” shall mean the Members holding Common Units.

“YERR Contribution Agreement” shall mean the Contribution, Conveyance and Assumption Agreement executed the Company, the Common Member and the Yangtze River Development, Ltd., dated October 3, 2016.

A-4